Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Additional Fleet Transitions, Bombardier Agreement and Anticipated 50-Seat Aircraft Non-Cash Impairment Charge

ST. GEORGE, Utah, December 13, 2016.  SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) announced today additional fleet transitions and contract updates designed to reduce SkyWest’s long-term fleet risk and enhance its ability to respond to changing partner needs.  Specifically, SkyWest’s ExpressJet operation expects to transition to flying primarily dual-class aircraft in its CRJ operation by removing its CRJ200 aircraft from service over the next year.

The removal of the CRJ200 aircraft reduces ExpressJet’s future required investment in its 50-seat fleet and is expected to improve the airline’s operating efficiency by eliminating an aircraft type from its platform.  SkyWest also announced today that ExpressJet and American Airlines have agreed to place 12 dual-class CRJ700s into service under a multi-year term.  These CRJ700s had been scheduled to be removed from service under a previously-disclosed early lease return arrangement.

Additionally, SkyWest and Bombardier entered into a termination agreement covering Bombardier’s residual value guarantee (“RVG”) agreements on 76 CRJ200 aircraft owned by SkyWest Airlines and ExpressJet.  Bombardier agreed to pay SkyWest $90 million by January 2017 along with certain other consideration in exchange for the release. Both the required sale of each aircraft and the cost to SkyWest of returning the aircraft to mid-time condition were points of risk and uncertainty for SkyWest that this termination agreement eliminates.

As a result of the expectation to remove ExpressJet CRJ200s from service and the Bombardier RVG termination agreement, SkyWest is evaluating its total 50-seat CRJ200 fleet and related long-lived assets for impairment in Q4 2016.  SkyWest currently anticipates it will record a non-cash impairment charge in Q4 2016 estimated to be in the range of $440 million to $490 million (pre-tax) on its CRJ200 aircraft and other 50-seat aircraft assets, net of the $90 million in cash proceeds from the Bombardier termination agreement.

“Streamlining our fleet and taking early settlement of Bombardier’s RVG obligations reduce both our overall risk profile and the future investment that would have been required in the CRJ200 fleet,” said Chip Childs, President and CEO of SkyWest, Inc.  “These moves strategically position us to continue to deploy our capital against our best investment opportunities and are expected to help improve future liquidity and fleet flexibility.”

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,100 daily flights carrying nearly 57 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its more than 19,000 employees.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  Such statements include, but are not limited to, statements about the timing and receipt of payments and other consideration under the Bombardier RVG termination agreement; the strategic benefit of such arrangement, including any reduction in future maintenance costs and improvement in operating efficiencies, profitability, liquidity and fleet flexibility; the timing and amount of any impairment charge; SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; realization of manufacturer residual value guarantees on applicable SkyWest aircraft; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.